Exhibit (a)(6)

Lionsgate Employee FAQs:

GENERAL:

1.	What has happened? What has Lionsgate announced?

On March 1st, 2010, the Icahn Group commenced an unsolicited partial tender offer to purchase up to 13,164,420 common shares of Lionsgate for $6.00 per share.

On March 12th, 2010, Lionsgate announced that after thorough review and consideration, its Board of Directors, by vote of the directors present, rejected the Icahn Group’s unsolicited tender offer because it is financially inadequate and is not in the best interests for the Company, its shareholders and other stakeholders. Accordingly, the Board has strongly recommended that Lionsgate shareholders, which includes most of our employees, not tender their shares into the Icahn Group’s offer.

2.	How did the Board go about making its decision?

The Board rejected the Icahn Group’s unsolicited partial tender offer after a thorough review by a Special Committee and reached its decision after careful consideration with the assistance of its independent financial and legal advisors.

Morgan Stanley is serving as financial advisor to Lionsgate and Heenan Blaikie is serving as legal advisor. Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate’s Board of Directors and Wachtell, Lipton, Rosen & Katz and Goodmans LLP are serving as legal advisors.

3.	Is there anything employees can be doing to help?

Yes. Lionsgate’s impressive financial and operational achievements are the result of your continued hard work and dedication. We’re counting on you, Lionsgate’s talented employees, to stay focused and to continue helping us deliver strong returns for our stakeholders.

4.	What effect does this announcement have on my job?

Employees should expect no change in their positions or responsibilities as a result of this announcement. We are counting on you to continue to perform your job with the same dedication, focus and excellence as always.

5.	Where can I get more information?

We will do our best to keep you updated throughout this process. You should also feel free to speak with Wayne Levin at (310) 255-3853 or via email at wlevin@lionsgate.com, or Adrian Kuzycz at (310) 255-4948 or via email at akuzycz@lionsgate.com and to review the materials related to the unsolicited partial tender offer from the Icahn Group, which are available on www.lionsgate.com.

TENDER OFFER:

6.	What is a tender offer?

A tender offer is a public offer to all of the stockholders of a company asking those stockholders to sell their stock to the party making the tender offer. Typically, a tender offer is commenced when the offeror places a summary advertisement in a major national newspaper, and the offer to purchase is printed and mailed to the target company’s stockholders. A tender offer must comply with the rules and regulations of the Securities and Exchange Commission (SEC), which are quite technical.

7.	What is a Schedule 14D-9 filing?

A Schedule 14D-9 filing is a Securities and Exchange Commission filing in response to a tender offer in which the target company makes a recommendation to its stockholders. It is, in effect, a description of the Board’s recommendation concerning the offer. The Schedule 14D-9 filing is often accompanied by a letter to stockholders letting them know of the Board’s decision and providing the background of the offer and rationale for the decision.

8.	What should I say to business partners and other stakeholders?

You should assure all of our Company’s stakeholders that it is business as usual for Lionsgate. Our Board and management team remain as focused as ever on executing our strategic business plan. You can refer them to our website or our press releases and other materials.

9.	Is the packet I received from Compushare the tender offer from the Icahn Group?

Yes. The large white packet that you received from Compushare contains the materials/documentation sent by the Icahn Group detailing their partial offer to tender for your shares.

10.	Why is the packet addressed to both me and Adrian Kuzycz? Can I open the packet?

Yes, you can open the packet. It is yours. Adrian is only listed because more likely than not, your shares are sent to his attention before they are distributed to you.

11.	What do I do if I wish to follow Lionsgate’s Board of Directors’ recommendation?

As per the Board’s recommendation, we urge you not to tender your shares into the Icahn Group’s offer. If you wish to follow this recommendation, no response is required on your part. Simply disregard the mailing.

12.	Why did I receive more than one packet?

If you have been issued Company shares at different times through your employment at Lionsgate, you may receive more than one packet. Unfortunately, multiple awards may cause the issuance of multiple packets. This may occur because your physical share certificates are not necessarily bundled together for shareholder ownership issued by brokers, transfer agents and/or other mailing services. Each packet, though, contains the same materials.

A complete discussion of these and the other significant factors contributing to the Board of Directors’ recommendation is included in the enclosed Schedule 14D-9. WE URGE YOU TO READ THE SCHEDULE 14D-9 CAREFULLY AND IN ITS ENTIRETY SO THAT YOU WILL BE FULLY INFORMED AS TO YOUR BOARD OF DIRECTORS’ RECOMMENDATION. The Company’s Schedule 14D-9 filing is available on the SEC’s website, www.sec.gov. In addition, the Schedule 14D-9 filing and other materials related to the Icahn Group’s unsolicited partial tender offer are available in the “Investors” section of the Company’s website at www.lionsgate.com. If you have any questions concerning Lionsgate’s Schedule 14D-9 or need additional copies of Lionsgate’s publicly-filed materials, please contact MacKenzie Partners, Inc. at 1-800-322-2885 (Toll-Free).

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission and a directors’ circular with Canadian Securities regulators. Any Solicitation/Recommendation Statement and directors’ circular filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate will file a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Lionsgate.

SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, when available, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited partial tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.